EXHIBIT 10.3
SEPARATION AND RELEASE AGREEMENT
     This Separation and Release Agreement (“Agreement”) is made by and between PAR PHARMACEUTICAL COMPANIES, INC., and PAR PHARMACEUTICAL, INC. (collectively referred to as “THE COMPANY”), and MICHAEL GRAVES (“EMPLOYEE”), a specified employee of THE COMPANY. The Effective Date of this Agreement shall be as set forth in Paragraph 9 herein.
RECITALS
     A. For purposes of this Agreement, “THE COMPANY” means PAR PHARMACEUTICAL COMPANIES, INC., and PAR PHARMACEUTICAL, INC., and each and any of their parent and subsidiary corporations, affiliates, departments, divisions, and/or joint ventures.
     B. EMPLOYEE has been employed by THE COMPANY as President of the Generic Products Division.
     C. As a result of EMPLOYEE’s separation from THE COMPANY, and to fully and finally resolve all issues concerning EMPLOYEE’s employment relationship with THE COMPANY, THE COMPANY and EMPLOYEE have decided to enter into this Agreement.
          For and in consideration of the mutual promises and covenants in this Agreement, the parties agree as follows:
OPERATIVE PROVISIONS
          1. Separation of Employment. THE COMPANY and EMPLOYEE agree that EMPLOYEE shall separate from THE COMPANY effective at the end of business on November 15, 2006 (“Separation Date”).
          2. Pay, Benefits and Stock Options Upon Separation.
               (a) Separation Pay. THE COMPANY agrees to pay EMPLOYEE one hundred and sixty nine thousand dollars, ($169,000.00), in one lump sum, payable on January 1, 2007. The aforementioned payment shall be subject to all appropriate federal and state withholding and employment taxes. EMPLOYEE hereby agrees that he is entitled to no other payment from THE COMPANY as the result of his separation other than as set forth herein.
               (b) Benefits/Termination. THE COMPANY shall, for a period of one (1) year from the Separation Date, pay EMPLOYEE’s portion of COBRA medical coverage at his level of family coverage in effect on the Separation Date and in addition shall maintain in effect for EMPLOYEE the group life insurance and disability plans in which EMPLOYEE currently participates (subject to changes in such plans or coverage that are generally applicable to other employees and to the requirements of such plans and applicable law); provided, that such benefits shall immediately terminate if EMPLOYEE becomes eligible for coverage, as an employee rather than as a dependent, under another employer’s benefit program prior to the expiration of the one-year period. Following the termination of such benefits, if employee is not eligible for coverage, as an employee rather than as a dependent, under another employer’s benefit program, EMPLOYEE will have the opportunity to elect continuation coverage pursuant to COBRA for an additional six (6) month period and will thus be then responsible for the execution of the COBRA continuation of coverage forms. All other benefits, except those in which EMPLOYEE has vested rights under the terms of an employee benefit plan or as otherwise provided herein, terminate as of EMPLOYEE’s Separation Date.
               (c) Stock Options. EMPLOYEE agrees that as of the Separation Date, he has been granted options to purchase 164,853 shares of THE COMPANY’s common stock. Of this amount, 18,863 options are currently not vested. These unvested options shall vest as of the Separation Date. EMPLOYEE shall have twenty-four (24) months from such date to exercise all options, at the exercise price related to the respective option grants, provided that the relevant stock option plan remains in effect and such options have not otherwise expired; and provided further that options that have an exercise price that is less than the closing price of THE COMPANY’S share price on the New York Stock Exchange on the Separation Date shall expire on December 31, 2007. Except as noted above, EMPLOYEE’S exercise of such options is governed by the terms of the applicable plan.
               (d) Restricted Stock. EMPLOYEE agrees that as of the Separation Date, he has been granted 37,869 shares of THE COMPANY’s restricted stock. Of this amount, 33,362 shares are currently not vested. These unvested shares shall vest as of the Separation Date.
               (e) Unused Vacation. THE COMPANY shall, on the Separation Date, pay EMPLOYEE for his unused vacation days, which THE COMPANY and EMPLOYEE agree total twenty-four and one-half (24.5) days.
               (f) Outplacement Services. THE COMPANY shall, on the Separation Date, pay EMPLOYEE ten thousand dollars ($10,000.00) to be utilized by EMPLOYEE for executive-level outplacement services.
               (g) The payments and benefits contained in this Section 2 are contingent upon EMPLOYEE’s continued compliance with Sections 5, 8, 11, 12, 13 and 14 of this Agreement.
          3. Earned Salary. EMPLOYEE acknowledges and agrees that he has been paid in full for all work performed for THE COMPANY, and is entitled to no further payments or bonuses from THE COMPANY whatsoever for services rendered or any other reason, except as set forth herein.
          4. Sufficiency of Consideration. No Admission of Liability. The parties agree that the consideration paid to EMPLOYEE by the terms of this Agreement is good and sufficient consideration for this Agreement. EMPLOYEE acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by THE COMPANY.
          5. No Disparagement. THE COMPANY agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to EMPLOYEE. EMPLOYEE agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to THE COMPANY, its past, present and future officers, agents, directors, supervisors, employees or representatives. Nothing in this Section shall be construed as prohibiting THE COMPANY or EMPLOYEE from making any disclosures as required by law or statute, including the release of such information as is required to be disclosed by THE COMPANY or EMPLOYEE in connection with any legal proceeding, filing with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, or as otherwise required by law.
          6. Indemnification and Advancement of Legal Fees.
               (a) Mandatory Indemnification. In accordance with Section 5.1 of THE COMPANY’s Bylaws, and as more definitively set forth therein, THE COMPANY agrees to indemnify and hold harmless, to the fullest extent now or hereafter permitted by applicable law, EMPLOYEE if he is, or is threatened to be made, a party to or otherwise involved in any Proceeding, (as defined in the Bylaws), by reason of the fact that EMPLOYEE is or was an Authorized Representative, (as defined in the Bylaws), against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by EMPLOYEE in connection with such Proceeding, whether the basis of EMPLOYEE’s involvement in the Proceeding is an alleged act or omission in EMPLOYEE’s capacity as an Authorized Representative or in another capacity while serving in such capacity or both.
               (b) Advancement of Expenses. In accordance with Section 5.2 of THE COMPANY’s Bylaws, THE COMPANY shall promptly pay all expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by EMPLOYEE in defending or appearing (otherwise than as a plaintiff) in any Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of EMPLOYEE to repay all amounts so advanced if it shall ultimately be determined by a final, unappealable judicial decision that EMPLOYEE is not entitled to be indemnified for such expenses under the Bylaws or otherwise.
               (c) Permissive Indemnification and Advancement of Expenses. In accordance with Section 5.3 of THE COMPANY’s Bylaws, THE COMPANY may, as determined by the Board in its discretion, from time to time indemnify EMPLOYEE if he is, or is threatened to be made, a party to or otherwise involved in any Proceeding by reason of the fact that EMPLOYEE is or was an Authorized Representative, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by EMPLOYEE in connection with such Proceeding, whether the basis of EMPLOYEE’s involvement in the Proceeding is an alleged act or omission in EMPLOYEE’s capacity as an Authorized Representative or in another capacity while serving in such capacity or both. THE COMPANY may, as determined by the

Board in its discretion from time to time, pay expenses actually and reasonably incurred by EMPLOYEE by reason of EMPLOYEE’s involvement in such a Proceeding in advance of the final disposition of the Proceeding.
          7. General Release and Waiver of Claims. Solely in connection with EMPLOYEE’s employment relationship with THE COMPANY, and in consideration of the promises and covenants made by THE COMPANY in this Agreement, EMPLOYEE hereby knowingly and voluntarily compromises, settles and releases THE COMPANY from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statutory or other theories of recovery for anything that has occurred up to and including the date of EMPLOYEE’s execution of this Agreement. The released claims include those EMPLOYEE may have or has against THE COMPANY, or which may later accrue to or be acquired by EMPLOYEE against THE COMPANY and its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns. EMPLOYEE specifically agrees to release and waive all claims for wrongful termination and any claim for retaliation or discrimination in employment under federal or state law or regulation including, but not limited to, discrimination based on age, sex, race, disability, handicap, national origin or any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers’ Benefits Protection Act of 1990 (ADEA and OWBPA), the Americans with Disabilities Act of 1990 (ADA), the New Jersey Law Against Discrimination (LAD), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Employee Retirement Income Security Act (ERISA), the Immigration Reform and Control Act (IRCA), the Fair Labor Standards Act (FLSA), the Conscientious Employee Protection Act (CEPA), the Family Medical Leave Act (FMLA), the New Jersey Family Leave Act (NJFLA) and the New Jersey wage and hour laws. The release of claims agreed to herein specifically excludes any claims relating to a breach of this Agreement.
          8. Covenant Not to Sue.
               (a) Each party represents and agrees that such party has not filed any lawsuits or arbitrations against the other party, or filed or caused to be filed any charges or complaints against the other party with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization.
               (b) THE COMPANY represents that it is currently not aware of any basis for any cause of action against EMPLOYEE relative to any matter that involved THE COMPANY and that occurred up to and including the date of THE COMPANY’s execution of this Agreement.
               (c) EMPLOYEE agrees, not inconsistent with EEOC Enforcement Guidance or Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by laws, not to sue or file a charge, complaint, grievance or demand for arbitration against THE COMPANY in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involved THE COMPANY, and that occurred up to and including the date of EMPLOYEE’s execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement. Nothing in this Agreement shall prevent EMPLOYEE from (i) commencing an action or proceeding to enforce this Agreement, or (ii) exercising EMPLOYEE’s right under the OWBPA to challenge the validity of EMPLOYEE’s waiver of ADEA claims set forth in this Agreement.
          9. Consideration and Revocation Periods: Effective Date. EMPLOYEE also understands and acknowledges that the ADEA requires THE COMPANY to provide EMPLOYEE with at least twenty one (21) calendar days to consider this Agreement (“Consideration Period”) prior to its execution. EMPLOYEE also understands that he is entitled to revoke this Agreement at any time during the seven (7) days following EMPLOYEE’s execution of this Agreement (“Revocation Period”) by notifying THE COMPANY in writing of his revocation. This Agreement shall become effective on the day after the seven-day Revocation Period has expired unless timely notice of EMPLOYEE’s revocation has been delivered to THE COMPANY (the “Effective Date”).
          10. Return of Company Property. On his Separation Date, EMPLOYEE agrees forthwith to deliver to THE COMPANY all of THE COMPANY’s property in his possession or under his custody and control, including but not limited to all keys, and tangible items, notebooks, documents, records and other data relating to research or experiments conducted by any person relating to the products, formulas, formulations, processes or methods of manufacture of THE COMPANY, and to its customers and pricing of products, except that EMPLOYEE shall be entitled to keep the cellular telephone and Blackberry device provided to him by THE COMPANY, provided that EMPLOYEE agrees forthwith to deliver the Blackberry device to THE COMPANY, wherein THE COMPANY will remove all confidential and proprietary information from the Blackberry device and return it to EMPLOYEE.
          11. Confidential Information. “Confidential Information” means any and all information (oral or written) relating to THE COMPANY or any of its subsidiaries or any person controlling, controlled by, or under common control with THE COMPANY or any of its subsidiaries or any of their respective activities, including, but not limited to, information relating to: technology; research; test procedures and results; machinery and equipment; manufacturing processes; financial information; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing; and selling, servicing and information pertaining to any governmental investigation, except such information which becomes public, other than as a result of a breach of the provisions hereof.
               EMPLOYEE acknowledges that during EMPLOYEE’s employment with THE COMPANY, EMPLOYEE has had access to Confidential Information. EMPLOYEE agrees that at all times hereafter EMPLOYEE will (i) hold in trust, keep confidential and not disclose to any third party or make any use of the Confidential Information of THE COMPANY or its customers; (ii) not cause the transmission, removal or transport of Confidential Information of THE COMPANY or its customers, and (iii) not publish, disclose, or otherwise disseminate Confidential Information of THE COMPANY or its customers except as otherwise permitted under applicable law.

          12. Covenants Not to Solicit. EMPLOYEE acknowledges and agrees that for a period of one (1) year following the Separation Date, EMPLOYEE shall be restrained from directly or indirectly, hiring, offering to hire, enticing away or in any other manner persuading or attempting to persuade any officer or employee of THE COMPANY or any of its subsidiaries to discontinue or alter his or its relationship with THE COMPANY or any of its subsidiaries; provided that this covenant shall not be applicable to hiring or offer to hire pursuant to a response to a general advertisement by a subsequent employer with which EMPLOYEE is affiliated, so long as these methods are not utilized to solicit or attract only employees of THE COMPANY or to target employees of THE COMPANY.
          13. Confidentiality. EMPLOYEE agrees to keep both the existence and the terms of this Agreement completely confidential, except that EMPLOYEE may discuss this Agreement with EMPLOYEE’s family, and his attorney, accountant, or other professional person who may assist EMPLOYEE in evaluating, reviewing, or negotiating this Agreement, and as otherwise permitted or required under applicable law. EMPLOYEE understands and agrees that his disclosure of the terms of this Agreement contrary to the terms set forth herein will constitute a breach of this Agreement; provided that EMPLOYEE may disclose his covenant not to solicit set forth in Paragraph 12 to a successor employer or potential successor employer.
          14. No Public Statements. EMPLOYEE and THE COMPANY represent and warrant that they will refrain from making any public statement regarding EMPLOYEE’s separation from THE COMPANY for ninety (90) days following the Separation Date, absent written approval from the other. However, THE COMPANY is permitted to make any disclosures regarding EMPLOYEE’s status or this agreement as required by law or regulations, including release of such information or that is required to be disclosed by THE COMPANY in its filings under the Securities Exchange Act of 1934 with the Securities and Exchange Commission (“SEC”).
          15. Disclosure of Information. EMPLOYEE represents and warrants that he is not aware of any material non-public information concerning THE COMPANY, its business or its affiliates that he has not disclosed to the Board of Directors of THE COMPANY prior to the date of this Agreement or that is required to be disclosed by THE COMPANY in its filings under the Securities Exchange Act of 1934 with the SEC and that has not been so disclosed.
          16. Cooperation. EMPLOYEE hereby agrees that:
               (a) EMPLOYEE will make himself available to THE COMPANY either by telephone or, if THE COMPANY believes necessary, in person upon reasonable notice, to assist THE COMPANY in connection with any matter relating to services performed by him on behalf of THE COMPANY prior to the Separation Date.
               (b) EMPLOYEE further agrees that he will cooperate fully with THE COMPANY in relation to any investigation or hearing with the SEC or any other governmental agency, as well as in the defense or prosecution of any claims or actions now in existence, including but not limited to ongoing commercial litigation matters, shareholder derivative actions, and class action law suits, or which may be brought or threatened in the future against or on behalf of THE COMPANY, its directors, shareholders, officers, or employees.

               (c) EMPLOYEE will cooperate in connection with such claims or actions referred to in Paragraph 16(b) above including, without limitation, his being available to meet with THE COMPANY to prepare for any proceeding (including depositions, fact-findings, arbitrations or trials), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting THE COMPANY. THE COMPANY shall reimburse EMPLOYEE for any reasonable travel expenses incurred by EMPLOYEE in connection therewith and shall also, in the event that EMPLOYEE’s participation as set forth herein exceeds one business day, pay employee a per diem rate of fourteen hundred dollars ($1,400) for each subsequent day.
               (d) EMPLOYEE further agrees that should he be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to THE COMPANY in connection with any claims or legal proceedings, he will promptly notify THE COMPANY of that fact in writing, but in no event later than the next business day, or immediately if he already has been so contacted. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.
               (e) Notwithstanding the provisions herein, EMPLOYEE acknowledges that his cooperation obligation requires him to participate truthfully and accurately in all matters contemplated under this Section 16.
               (f) THE COMPANY shall assist the EMPLOYEE in the preparation and filing of his final reports for the year 2006 as an officer of THE COMPANY under Section 16 of the Securities Exchange Act of 1934, as amended.
          17. Injunctive Relief. EMPLOYEE acknowledges that his failure to abide by Sections 5, 11, 12, 13 and 14 of this Agreement will result in immediate and irreparable damage to THE COMPANY and will entitle THE COMPANY to injunctive relief from a court having appropriate jurisdiction.
          18. Representation by Attorney. EMPLOYEE acknowledges that he has been given the opportunity to be represented by independent counsel in reviewing this Agreement, and that EMPLOYEE understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.
          19. No Reliance Upon Representations. EMPLOYEE hereby represents and acknowledges that in executing this Agreement, EMPLOYEE does not rely and has not relied upon any representation or statement made by THE COMPANY or by any of THE COMPANY’s past or present agents, representatives, employees or attorneys with regard to the subject matter, basis or effect of this Agreement other than as set forth in this Agreement.
          20. Tax Advice.
               (a) THE COMPANY makes no representations regarding the federal or state tax consequences of the payments or benefits referred to above and provided for herein, and shall not be responsible for any tax liability, interest or penalty including but not limited to those which may arise under Internal Revenue Service Code Section 409A, incurred by

EMPLOYEE which in any way arises out of or is related to said payments or benefits. With the exception of the regular payroll deductions for federal and state withholding and employment taxes, EMPLOYEE agrees that it shall be his sole responsibility to pay any amount that may be due and owing as federal or state taxes, interest and penalties, including but not limited to those which may arise under Internal Revenue Service Code Section 409A, arising out of the payments or benefits provided for herein.
               (b) EMPLOYEE agrees and understands that he is not relying upon THE COMPANY or its counsel for any tax advice regarding the tax treatment of the payments made or benefits received pursuant to this Agreement, and EMPLOYEE agrees that he is responsible for determining the tax consequences of all such payments and benefits hereunder, including but not limited to those which may arise under Internal Revenue Service Code Section 409A, and for paying taxes, if any, that he may owe with respect to such payments or benefits.
               (c) EMPLOYEE further agrees to (i) hold harmless THE COMPANY and its attorneys against, and indemnify THE COMPANY and its attorneys for, any and all losses and/or damages arising from claims by the Internal Revenue Service (“IRS”), or any other taxing authority or other governmental agency (whether federal, state or local), which may be made against THE COMPANY and its attorneys arising out of or relating to the payments or benefits hereunder and (ii) reimburse THE COMPANY and its attorneys for any resulting payment, including without limitation, all penalties and interest payable to the IRS, or any other taxing authority or governmental agency.
               (d) EMPLOYEE and THE COMPANY further agree that they and their attorneys will give mutual notice of any such claims. EMPLOYEE agrees that he will cooperate in the defense of such claim. In any action commenced against EMPLOYEE to enforce the provisions of this paragraph, THE COMPANY and its attorneys shall be entitled to recover their attorneys’ fees, costs, disbursements, and the like incurred in prosecuting the action.
          21. Entire Agreement. This Agreement constitutes the entire Agreement between the parties relating to EMPLOYEE’s separation from and release of employment-related claims against THE COMPANY, and it shall not be modified except in writing signed by the party to be bound.
          22. Severability. If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.
          23. Governing Law and Jurisdiction. Notwithstanding any agreement to the contrary, this Agreement shall be governed by the laws of the State of New Jersey and any claims hereunder shall be pursued in the state or federal courts located in the State of New Jersey.

           24. Survival of Terms. EMPLOYEE understands and agrees that the terms set out in this Agreement, including the confidentiality and non-solicitation provisions, shall survive the signing of this Agreement and the receipt of benefits thereunder.
          25. Construction. The terms and language of this Agreement are the result of arm’s length negotiations between both parties hereto and their attorneys. Consequently, there shall be no presumption that any ambiguity in this Agreement should be resolved in favor of one party and against another. Any controversy concerning the construction of this Agreement shall be decided neutrally without regard to authorship.
          26. Copies. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.
     EMPLOYEE AGREES THAT: (1) HE HAS FULLY READ THIS AGREEMENT; (2) HE HAS TAKEN THE TIME NECESSARY TO REVIEW COMPLETELY AND FULLY UNDERSTAND THIS AGREEMENT; AND (3) HE FULLY UNDERSTANDS THIS AGREEMENT, ACCEPTS IT, AGREES TO IT, AND AGREES THAT IT IS FULLY BINDING UPON HIM FOR ALL PURPOSES.

EMPLOYEE
/s/ Michael Graves
MICHAEL GRAVES

PAR PHARMACEUTICAL COMPANIES, INC.
/s/ Patrick G. LePore
By:	Patrick G. LePore
President and C.E.O.

PAR PHARMACEUTICAL, INC.
/s/ Gerard A. Martino
By:	Gerard A. Martino
Executive Vice President and Chief Financial Officer